Exhibit 99.1

2011 Letter to the Shareholders

2011 was a turn-around year for First Interstate as problem loans leveled off and increased operating efficiency improved our financial results. Looking back at the challenges of the past year – a national economy that continued to struggle, a decline in loan demand, a shrinking net interest margin and increased regulation – we are proud to have experienced an improvement in earnings. Much of our success can be attributed to a stable regional economy, along with a staff of committed managers and employees dedicated to finding new ways to generate income and reduce expenses without compromising the outstanding products and services our customers have come to expect from First Interstate.

Financial Results

2011 marked our 24th consecutive year of profitability with net income available to common shareholders of $41.1 million, or $0.96 per diluted share, in 2011, as compared to $33.9 million, or $0.85 per diluted share, in 2010.

As we predicted, non-performing loans peaked in mid-2011 at $292 million, declining by the end of the year to $279 million. Although non-performing assets increased during 2011, we saw improvement in criticized loans which ended the year at $631 million, a 15.1%, decrease from December 31, 2010. Our provision for loan losses decreased to $58.2 million in 2011, as compared to $66.9 million in 2010. We expect that non-performing loans will continue to decline as problem loans work their way through the credit cycle and the volume of newly identified problem loans decreases as the economy improves.

Efficiency and Growth

A significant area of focus over the past year targeted a “new cost structure” business model implementation. We placed more emphasis on our Business Process Improvement team and reduced FTEs by more than 40 positions. Our disciplined focus on managing expenses resulted in reduced costs in several areas.

Record low mortgage interest rates resulted in increased residential real estate loan production during 2011. As a result, residential real estate loans increased $22 million, or 4.1%, to $572 million as of December 31, 2011, as compared to December 31, 2010. Despite enactment of the Credit Card Accountability, Responsibility, and Disclosure (CARD) Act, which was anticipated to negatively impact credit card income, we saw an increase in the volume of our credit card transactions which led to strong credit card revenues.

During 2011, we added 124 new wealth management customers aggregating $410 million in new business and ended the year with revenues from wealth management exceeding the prior year by 6.0%.

We continue to dominate and grow market share in Montana, Wyoming and South Dakota with average core deposits increasing by 5.4%. In 2011, we broke ground on a new branch in Helena, the Montana state capital. We are excited about our new office which will be located in the heart of the Helena community and will serve as our headquarters there.

Regulation and Legislation

Throughout this recession, we have managed our enterprise risk and compliance well. Regulatory exams over the past year resulted in a very strong compliance rating. The Federal Reserve Bank (FRB) examines First Interstate’s community reinvestment program every two years as part of the federal Community Reinvestment Act. We were proud to receive an “outstanding” rating by the FRB for our efforts in serving low and moderate income communities. Only 10% of FRB banks achieve an outstanding rating.

During 2011, the FRB issued a final rule implementing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act that, among other things, reduced the maximum allowable debit card interchange fee per transaction for issuers with over $10 billion in assets. Issuers with less than $10 billion in assets, like us, are exempt from these imitations. So, while our debit card interchange fee revenue in 2011 was not significantly impacted, we do expect that over time our revenues will diminish due to competitive pressures arising from multiple networks, pricing policies at those networks, and the resulting downward pressure on interchange fees. The regulatory and legislative landscape continues to be very challenging to navigate as the implications of the Dodd-Frank Act and the Consumer Financial Protection Bureau are yet to be fully understood.

Community Commitment

We realize we can only be as strong as the communities we serve. We feel it’s our responsibility to be an integral part of our communities and they have needed our support more than ever during these trying times. In 2011, First Interstate, including its directors and employees and the First Interstate BancSystem Foundation, donated in excess of $2 million to many worthwhile organizations and causes in our communities across Montana, Wyoming and South Dakota. Additionally, our employees donated more than 11,000 volunteer hours to help make our communities a better place to live and work.

We were honored to be one of only 10 banks recognized by the American Bankers Association with a 2012 Community Bank Award. First Interstate was specifically honored for its outstanding leadership pertaining to encouraging volunteerism within its company and its communities.

Change and Opportunity

This is a time of transition for First Interstate as we say “goodbye” to our President and CEO, Lyle R. Knight, who is retiring after 14 years of service to our company. During his tenure, our company grew from a banking organization with 27 branches, to a regional community bank with 71 offices in three states. We thank him for his leadership and commitment to our company and the communities we serve. We have appointed Ed Garding to succeed Lyle as President and CEO, effective April 1, 2012. As a family-controlled public company with a great history, strong succession is critical for driving and sustaining long-term value. Ed has been with First Interstate for 40 years and has served in many capacities during this time. With Ed’s tenure at the company comes wisdom and trust. Ed is a strong leader and has the ability to energize our team during a time of change.

We thank the First Interstate BancSystem Board of Directors for its commitment and guidance in 2011. We give special recognition and thanks to Martin White who resigned from our Board of Directors after six years of service. We are pleased to welcome to the Board David L. Jahnke, who was appointed to replace Mr. White in August 2011, and Teresa A. Taylor, who was appointed in January 2012.

Although economic conditions remained challenging during 2011, there were some tangible signs that the recovery is underway in many of our market areas. For example, unemployment rates in Montana, Wyoming and South Dakota decreased during 2011 and continue to be well below national averages. Often with economic recovery comes new opportunity. During 2011, under the leadership of Jim Scott, Vice Chairman of the Board, we embarked on a comprehensive strategic plan, charting our course over the next three to five years and identifying opportunities to further develop and enhance our customer relationships, expand the reach of our franchise and leverage operating efficiencies.

Our achievements over the past year confirm the strength of our values and our community banking strategy, and reflect the talent and dedication of our employees, shareholders, officers and directors. Thank you all for your contributions to the success of our company.

Sincerely,

Thomas W. Scott	Lyle R. Knight
Chairman of the Board	President and CEO
First Interstate BancSystem, Inc.	First Interstate BancSystem, Inc.